THW


ANNUAL MEETING REPORT: An Annual Meeting of
Shareholders was held on June 15, 2017.
Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:


			        For	     Withheld
Rakesh K. Jain, Ph.D.	     27,067,236	      364,049
Daniel R. Omstead, Ph.D.     27,097,167       334,118
Lucinda H. Stebbins, CPA     27,094,030       337,255

Rakesh K. Jain, Ph.D., Daniel R. Omstead, Ph.D.
and Lucinda H. Stebbins, CPA were elected to serve until the 2020 Annual Meeting.

Trustees serving until the 2018 Annual Meeting are Michael W. Bonney and Uwe E. Reinhardt,
Ph.D.

Trustees serving until the 2019 Annual Meeting are Oleg M. Pohotsky, MBA, J.D. and William
S. Reardon.


Shareholders ratified the appointment of
Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2017 by the following votes:

For			Against		Abstain
27,177,726		149,152		104,407